                                  EXHIBIT 10.8

                                   DIFRANCESCO
                              CONSULTING AGREEMENT


     This CONSULTING AGREEMENT is dated as of June 1, 2000 by and between EDAC TECHNOLOGIES CORPORATION ("Company") and JOHN J. DIFRANCESCO ("Mr. DiFrancesco").

                                   AGREEMENTS

     In consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

     1. Consulting Services. During the Consulting Period (as defined in section 2 below), Mr. DiFrancesco shall serve as the Chief Executive Officer of the Company.

     2. Consulting Period. The term of Mr. DiFrancesco's consultancy under this Agreement shall begin on June 1, 2000 and extend through September 30, 2000 (the "Consulting Period"). This Agreement and the Consulting Period may be terminated by either party with prior written notice to the other party, provided that (a) if Mr. DiFrancesco terminates this Agreement and the Consulting Period, it shall promptly repay all Retention Amounts (as defined in section 3(a)(ii) below) previously paid by the Company and the Company shall not be obligated to pay any compensation under section 3 from and after the date of termination, and (b) if the Company terminates this Agreement, the Company shall not be obligated to pay any compensation under section 3(a) from and after the date of termination, but Mr. DiFrancesco shall be entitled to retain all Retention Amounts previously paid.

     3. Compensation. In consideration of the services to be performed by Mr. DiFrancesco during the Consulting Period pursuant to this agreement, the company shall pay to Mr. DiFrancesco:

        (a) $3,750 per week beginning June 1, 2000 and ending September 30, 2000, and

        (b) $15,000 upon signing this Agreement and $15,000 on September 30, 2000 (the "Retention Amounts").

     4. Status of Mr. DiFrancesco. During the Consulting Period, Mr. DiFrancesco shall serve as an independent contractor. As such, Mr. DiFrancesco shall be responsible for all withholding, self-employment or other taxes and, except as otherwise provided in this Agreement, shall not be entitled to participate in any benefits accorded to employees of Company. The Company shall reimburse the business expenses of Mr. DiFrancesco.

     5. Restrictive Covenants and Confidentiality.

        (a) Mr. DiFrancesco agrees that at all times during the Consulting Period and thereafter for two years, he will not, directly or indirectly, through any person, firm or corporation (whether as an employee, officer, director, consultant or otherwise), (i) in any manner solicit business away or divert from Company the business of any client or customer of Company which was a client or customer or which was identified by Company as a prospective client or customer during the Consulting Period; nor (ii) solicit, entice or induce any person who is or shall be an employee or officer of Company to become employed by any other person, firm or corporation.

        (b) Company has utilized and may, during the Consulting Period, continue to utilize the services of Mr. DiFrancesco in areas of responsibility involving trust and confidence and Mr. DiFrancesco currently has and may from time to time during the Consulting Period obtain knowledge with respect to the conduct of Company's business and with respect to clients and customers which is not generally known in the trade or industry in which Company, its clients or customers, as the case may be, is engaged or which Company may deem confidential and proprietary to Company. Therefore, Mr. DiFrancesco agrees that at all times during the Consulting Period and for a period of five years thereafter, he will not, unless authorized by Company in writing, directly or indirectly, disclose to, or use for the benefit of, any other person, firm or corporation any information of any kind concerning any matters affecting or relating to the business of Company, its customers, its manner of operation, plans, procedures or other data of any kind or nature. The parties hereto stipulate that such information is (i) material to the conduct of Company's business, (ii) confidential and (iii) proprietary to Company, the disclosure of which would gravely affect the effective and successful conduct of the business of Company and its goodwill. All documents, records and copies thereof regarding Company's operations or business, whether prepared by Mr. DiFrancesco or not, and all information that might be given to Mr. DiFrancesco or to which he has access in the course of his relationship with Company, are and shall remain the exclusive property of

Company. Any documents in Mr. DiFrancesco's possession upon termination of the Consulting Period shall be delivered immediately to Company.

        (c) Mr. DiFrancesco further agrees that he shall not during the Consulting Period nor at anytime thereafter for two years, without the prior written approval of Company, directly or indirectly, through any person, firm or corporation (whether as an employee, officer, director, consultant or otherwise), have any financial interest in or render any services to any person, firm or corporation in competition with Company in any geographic region in which Company's business is conducted by Company during the Consulting Period.

     6. Assignability and Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, successors and legal representatives of Mr. DiFrancesco and shall inure to the benefit of and be binding upon Company and its successors and assigns, and neither this Agreement nor the obligations of Mr. DiFrancesco hereunder may be delegated by him.

     7. Complete Understanding. This Agreement constitutes the complete understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements of the parties hereto, whether written or oral, with respect to such subject matter. No statement, representation, warranty or covenant has been made by either party except as expressly set forth herein. This Agreement may not be altered, modified or amended except by written instrument signed by each of the parties hereto.

     8. Severability. If any provisions of this Agreement or any part thereof are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other conditions of this Agreement shall nevertheless remain in full force and effect and any court of competent jurisdiction is authorized to amend any such invalid or unlawful provision so as to make it valid and enforceable. The parties expressly agree that the provisions of sections 5(a)(i), 5(a)(ii), 5(b) and 5(c) are each separate and independent agreements.

     9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same agreement.

     10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Connecticut without giving effect to any choice of law provision or rule.

     IN WITNESS WHEREOF, the parties hereto have executed this agreement or caused the same to be executed as of the day, month and year first above written.

                                         EDAC TECHNOLOGIES CORPORATION

                                         BY/s/Robert Gilchrist
                                           ----------------------------------
                                         Its  Compensation Committee Chairman

                                         /s/John J. DiFrancesco
                                         ------------------------------------
                                         John J. DiFrancesco